UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2005

Consolidated Water Co. Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	0-25248	Not Applicable
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Trafalgar Place, West Bay Road, P.O. Box 1114 GT, Grand Cayman, Cayman Islands		none
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	345-945-4277

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

On February 16, 2005, the Honorable Bradley Roberts, Minister of Works and Utilities of the government of the Commonwealth of the Bahamas, announced at a press conference in the Bahamas that the Bahamas government accepted the bid of Consolidated Water Co. Ltd. (the "Company") to build a new seawater desalination plant (the "Blue Hills Plant") on the island of New Providence in the Bahamas. Although not part of the Blue Hills Plant bid, the Company will also expand the Company’s existing seawater desalination plant (the "Windsor Plant") on the island of New Providence. On March 11, 2005, the Water and Sewerage Corporation (the "WSC") of the Bahamas delivered a formal letter of acceptance (the "Letter") of the Company’s bid to the Company and Waterfields Company Limited, a subsidiary of the Company incorporated in the Bahamas ("Waterfields"). On April 11, 2005, the Company and Waterfields accepted the terms set forth in the Letter relating to the construction of the Blue Hills Plant and delivered the Letter to WSC.

When completed, the Company expects that the Blue Hills Plant will produce 7.2 million U.S. gallons potable water per day and will be the Company’s largest seawater conversion facility. The Company’s expansion of the Windsor Plant will increase the capacity of the Windsor Plant by approximately 40%, to approximately 3.6 million U.S. gallons of potable water per day. As part of its agreement with WSC, the Company is required to provide engineering services and equipment to reduce the amount of water that is lost throughout WSC’s pipeline distribution system on New Providence.

On March 10, 2005, Biwater International Limited, a corporation which was unsuccessful in its bid for the construction of the Blue Hills Plant, and Biwater Bahamas Limited ("BBL") filed an application with the Supreme Court of the Commonwealth of Bahamas for judicial review of WSC’s award for the construction of the Blue Hills Plant to the Company. The unsuccessful bidder and BBL are seeking an order from the court rescinding the award to the Company of the Blue Hills Plant construction project and an order awarding the project to the unsuccessful bidder. In the alternative, the unsuccessful bidder and BBL are seeking an order from the court awarding compensatory and exemplary damages to them. The Company is not a party to this action.

The Company and Waterfields have taken preliminary steps to perform under their agreement with WSC. WSC has entered into an agreement to indemnify the Company and Waterfields against all expenses and losses incurred by the Company and Waterfields, including loss of profits, which the Company and Waterfields may incur if the court were to award the Blue Hills Plant construction project to Biwater International Limited.

In order to finance the construction of the Blue Hills Plant and the expansion of the Windsor Plant, the Company has retained Nassau-based Fidelity Merchant Bank & Trust Limited ("Fidelity") and its affiliated companies to serve as the Company’s financial advisor and placement agent to explore a public offering outside of the United States of approximately $10 million in Bahamas Depository Receipts ("BDRs") and to arrange for approximately $12 million in bank debt and bond financing for the Blue Hills Plant. In addition to the debt financing for the Blue Hills Plant, the Company and Fidelity are also exploring the feasibility of refinancing some or all of the Company’s existing bank debt. The Company has agreed to pay Fidelity a placement fee in cash equal to 3% of the aggregate amount of the BDRs which are sold in the Bahamas and 0.5% of the aggregate amount of the bank debt financing obtained. Terms and fees for the bond financing are currently being negotiated. There can be no assurances that the BDR financing will be completed or that the debt financing will be obtained. The successful completion of the contemplated BDR financing is dependent upon several factors, including the outcome of the unsuccessful bidders’ attempt to obtain an injunction from the Bahamian court, the absence of adverse changes to the Company’s business or financial condition and the prevailing securities market conditions at the time the BDRs are marketed in the Bahamas.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consolidated Water Co. Ltd.

April 14, 2005	By:	Frederick W. McTaggart

Name: Frederick W. McTaggart
Title: President and Chief Executive Officer